Exhibit 99.2

MAY 2022 Investor Presentation Exhibit 99.2

Investor Presentation May 2022 2 Non-GAAP financial measures As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this document to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this document. This document contains the following non-GAAP financial measures: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) on a consolidated basis for the three months ended March 31, 2022 and 2021, the year ended December 31, 2021, and the trailing twelve months ended March 31, 2022; adjusted EBITDA margin on a consolidated basis for the three months ended March 31, 2022 and 2021; adjusted net income from continuing operations attributable to common shareholders and adjusted diluted earnings from continuing operations per share (“adjusted EPS”) on a consolidated basis for the three months ended March 31, 2022 and 2021 and year ended December 31, 2021; free cash flows for the three months ended March 31, 2022 and 2021 and years ended December 31, 2021, 2020 and 2019; adjusted operating income (including and excluding gains on real estate transactions) and adjusted operating ratio (including and excluding gains on real estate transaction) for North American less-than-truckload for the three months ended March 31, 2022 and 2021, and the years ended December 31, 2021, 2020, 2019, 2018, 2017, 2016 and 2015; adjusted EBITDA excluding gains on real estate transactions for North American less-than-truckload for the three months ended March 31, 2022 and 2021, and the years ended December 31, 2021, 2020, 2019, 2018, 2017, 2016 and 2015; margin (revenue less cost of transportation and services) for North American Truck Brokerage for the three months ended March 31, 2022 and 2021 and years ended December 31, 2021 and 2020; return on invested capital (ROIC) on a consolidated basis as of March 31, 2022; adjusted EBITDA attributable to the planned spin-off for the year ended December 31, 2021; organic revenue and organic revenue growth for the three months ended March 31, 2022 and 2021; and net leverage and net debt as of March 31, 2022. We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance. Adjusted EBITDA, adjusted EBITDA margin, adjusted net income from continuing operations attributable to common shareholders and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs, litigation settlements and other adjustments as set forth in the attached tables. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, and internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance. We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as net cash provided by operating activities from continuing operations, plus cash collected on deferred purchase price receivable, less payment for purchases of property and equipment plus proceeds from sale of property and equipment. We believe that adjusted EBITDA and adjusted EBITDA margin improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), litigation settlements, tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income from continuing operations attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets, litigation settlements, transaction and integration costs, restructuring costs and other adjustments as set out in the attached tables. We believe that margin (revenue less cost of transportation and services) improves the comparability of our operating results from period to period by removing the cost of transportation and services, in particular the cost of fuel, incurred in the reporting period as set out in the attached tables. We believe that adjusted operating income and adjusted operating ratio improve the comparability of our operating results from period to period by (i) removing the impact of certain transaction and integration costs and restructuring costs, as well as amortization expenses and (ii) including the impact of pension income incurred in the reporting period as set out in the attached tables. We believe that return on invested capital (ROIC) is an important metric as it measures how effectively we deploy our capital base. ROIC is calculated as net operating profit after tax (NOPAT) for the trailing twelve months ended March 31, 2022 divided by invested capital as of March 31, 2022. NOPAT is calculated as adjusted EBITDA less depreciation expense, real estate gains and cash taxes plus operating lease interest. Invested capital is calculated as equity plus debt and operating lease liabilities less cash and goodwill and intangibles. We believe that organic revenue is an important measure because it excludes the impact of the following items: revenue derived from fuel surcharges and foreign currency exchange rate fluctuations. We believe that net leverage and net debt are important measures of our overall liquidity position and are calculated by removing cash and cash equivalents from our reported total debt and reporting net debt as a ratio of our year end reported adjusted EBITDA. With respect to our financial targets for full year 2022 adjusted EBITDA, adjusted diluted EPS and free cash flow, and our financial target for 2022 second quarter adjusted EBITDA, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income and statement of cash flows prepared in accordance with GAAP that would be required to produce such a reconciliation.

Investor Presentation May 2022 3 Forward-looking statements This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to the planned spin-off of our tech-enabled brokered services platform and the sale or listing of our European business, the expected timing of these transactions and the anticipated benefits of these transactions; our full year 2022 financial targets of consolidated adjusted EBITDA, North American LTL adjusted EBITDA and adjusted operating ratio, depreciation and amortization (excluding amortization of acquisition-related intangible assets), interest expense, tax rate, adjusted diluted EPS (excluding amortization of acquisition-related intangible assets), gross capital expenditures, net capital expenditures and free cash flow; our 2022 second quarter financial target of adjusted EBITDA; our expectation of year-over-year improvement of more than 100 basis points in North American LTL adjusted operating ratio; our 2022 financial target of at least $1 billion of adjusted EBITDA in the North American LTL segment; our ability to reduce our net leverage ratio to 1.0x – 2.0x and our expectation to be within our target leverage range before year-end; and our ESG goals. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include our ability to effect the spin-off of our tech-enabled brokered services platform and meet the related conditions of the spin-off, our ability to complete the sale or listing of our European business, the expected timing of the completion of the transactions and the terms of the transactions, our ability to achieve the expected benefits of the transactions, our ability to retain and attract key personnel for the separate businesses, the risks discussed in our filings with the SEC, and the following: economic conditions generally; the severity, magnitude, duration and aftereffects of the COVID-19 pandemic, including supply chain disruptions due to plant and port shutdowns and transportation delays, the global shortage of certain components such as semiconductor chips, strains on production or extraction of raw materials, cost inflation and labor and equipment shortages, which may lower levels of service, including the timeliness, productivity and quality of service, and government responses to these factors; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to implement our cost and revenue initiatives; the effectiveness of our action plan, and other management actions, to improve our North American LTL business; our ability to benefit from a sale, spin-off or other divestiture of one or more business units, and the impact of anticipated material compensation and other expenses, including expenses related to the acceleration of equity awards, to be incurred in connection with a substantial disposition; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; goodwill impairment, including in connection with a business unit sale, spin-off or other divestiture; matters related to our intellectual property rights; fluctuations in currency exchange rates; fuel price and fuel surcharge changes; natural disasters, terrorist attacks, wars or similar incidents, including the conflict between Russia and Ukraine and increased tensions between Taiwan and China; risks and uncertainties regarding the expected benefits of the spin-off of our logistics segment or a future spin-off of a business unit, the impact of the spin-off of our logistics segment or a future spin-off of a business unit on the size and business diversity of our company; the ability of the spin-off of our logistics segment or a future spin-off of a business unit to qualify for tax-free treatment for U.S. federal income tax purposes; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our indebtedness; our ability to raise debt and equity capital; fluctuations in fixed and floating interest rates; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees and independent contractors; litigation, including litigation related to alleged misclassification of independent contractors and securities class actions; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; the impact of potential sales of common stock by our chairman; governmental regulation, including trade compliance laws, as well as changes in international trade policies, sanctions and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; and competition and pricing pressures. All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law. Where required by law, no binding decision will be made with respect to the divestiture of the European business other than in compliance with applicable employee information and consultation requirements.

Investor Presentation May 2022 INVESTMENT HIGHLIGHTS AND SPIN-OFF 5 KEY FINANCIAL RESULTS AND GUIDANCE 13 LESS-THAN-TRUCKLOAD (LTL) 18 TRUCK BROKERAGE 26 SUPPLEMENTAL MATERIALS 34 4

Investor Presentation May 2022 Investor Presentation May 2022 5 Why invest in XPO today? Multiple avenues for outsized value creation: spin-off of brokered services, divestiture of the European business, company-specific levers for LTL transformation and continued deleveraging 1 A top provider in highly attractive less-than-truckload and truck brokerage sectors 2 High-ROIC businesses benefitting from secular tailwinds 3 Company-specific initiatives in LTL to improve operating ratio, increase volume and grow profit 4 Best-in-class truck brokerage business with soaring adoption of leading technology platform 5 Deleveraging while continuing to invest in growth, supported by strong adjusted EBITDA and free cash flow and strategic divestitures

Investor Presentation May 2022 Investor Presentation May 2022 6 Long track record of significant shareholder value creation ▪ XPO was the 7th best-performing stock of the last decade on the Fortune 500, based on Bloomberg market data ▪ High 38% return on invested capital (ROIC) for the trailing 12 months ended March 31, 2022 ▪ Spent more than $3 billion on technology on all operations over the past 10 years, including truck brokerage digitization and LTL optimization ▪ Drove 910 bps of improvement in North American LTL adjusted operating margin from 2015 through 2021, excluding gains from sales of real estate ▪ Delivered 27% revenue CAGR in North American truck brokerage 2013 – 2021, at 3x the industry growth rate ▪ Sold intermodal operation in March 2022 for cash proceeds of ~$710 million, subject to a customary post-closing purchase price adjustment ▪ Robust adjusted EBITDA growth and free cash flow support continued deleveraging GXO Logistics spin-off was the highest performing stock of all fully divested spin-offs in 2021 FOCUSED EXECUTION AND CAPITAL ALLOCATION DRIVING SUPERIOR RESULTS Refer to the “Non-GAAP Financial Measures” section on page 2 and Supplemental Materials for related information

XPO is a leading provider of freight transportation services

XPO helps customers move their goods most efficiently through their supply chains. We deliver value in the form of technological innovations, process improvements, cost efficiencies and reliable outcomes.

XPO KEY METRICS[1]

2021 revenue	$12.8 billion
Locations	731
Employees	~42,000
Customers	~50,000
LTL industry, North America[2]	~$51 billion
Truck brokerage industry, North America[3]	~$88 billion

[1] Global data for locations, customers and employees as of March 31, 2022; revenue excludes logistics segment spun off on August 2, 2021

[2] Third-party research: North American less-than-truckload industry size

[3] Third-party research: North American truck brokerage industry size; reflects brokered component of ~$400 billion total addressable truckload opportunity

STRONG POSITIONING OF CORE BUSINESSES

- One of the largest providers of less-than-truckload (LTL) transportation in North America
- Fourth largest truck broker in North America
- More than 90% of 2021 operating income derived from North American LTL and truck brokerage businesses
- Leading positions in key European geographies: France, the UK and Iberia (Spain / Portugal)

7 Investor Presentation May 2022 XPOLogistics

Investor Presentation May 2022 Note: Partial list 8 Strategic partner to blue-chip customers in diverse sectors

Investor Presentation May 2022 Investor Presentation May 2022 9 Planned spin-off will separate XPO into two high-ROIC transportation leaders ▪ SpinCo will be an asset-light, tech-enabled brokered transportation platform o Best-in-class truck brokerage business is fourth largest in North America, with a strong digital offering o Complementary brokered services for managed transportation, last mile and global forwarding ▪ RemainCo will be the third largest pure-play less-than-truckload provider o Asset-based, one of the few LTL networks in North America with national scale o Proprietary technology and other company- specific levers enhance efficiency and growth XPO sold its intermodal operation in March 2022 and expects to divest its European business this year The aggregate trading price of the stocks of the two standalone companies created by the spin-off is expected to be higher than the price that XPO’s stock would trade at if the two businesses remained combined Note: Completion of the planned spin-off is subject to various conditions, including final approval by the XPO board of directors; there can be no assurance the planned transaction will close, or if it does, of its terms or timing

SpinCo: Tech-enabled brokered services platform

XPO expects SpinCo's stock to trade at multiples at least as high as its most comparable peer due to the demonstrated ability of its truck brokerage platform to outperform the industry

KEY PLATFORM METRICS[1]

2021 revenue	$4.8 billion
2021 operating income	$226 million
2021 adjusted EBITDA	$305 million
Employees	~5,500
Customers	~10,000

TRUCK BROKERAGE GROWTH METRICS

2021 YoY revenue growth	63%
2013-2021 revenue CAGR	27%
2021 YoY total load growth / load growth from top 20 customers	29% / 35%
2021 YoY margin growth	49%

[1] Includes the company's North American truck brokerage, managed transportation, last mile and global forwarding operations; data for employees and customers as of March 31, 2022
Refer to the "Non-GAAP Financial Measures" section on page 2 and Supplemental Materials for related information

BEST-IN-CLASS TRUCK BROKER WITH TRACK RECORD OF OUTPERFORMING THE INDUSTRY

- Flexible, asset-light model with high ROIC, designed to grow profits in any cycle
- First-mover technology advantage; proprietary XPO Connect® digital brokerage offering with rapid industry adoption
- Massive capacity of ~88,000 independent truckload carriers in North America, and access to more than 1.5 million trucks
- Strong relationships with blue-chip customers in favorable verticals for outsourcing
- Highly experienced leadership team has worked together for many years; expertise adds agility
- Revenue outperformed industry growth by 3x 2013-2021; continuing to take share
- Over 80% of 2021 operating income from planned SpinCo services was generated by truck brokerage

10 Investor Presentation May 2022 XPO Logistics

RemainCo: Third largest pure-play less-than-truckload provider

XPO expects its standalone LTL company stock to reflect its demonstrated success in improving operations to drive value creation

KEY METRICS[1]

2021 revenue	$4.1 billion
2021 operating income	$618 million
2021 adjusted EBITDA	$904 million
2022E adjusted EBITDA	At least $1 billion
2015-2021 improvement in adjusted operating margin[2]	910 bps
2016-2021 net cash generated	Over $3 billion
Terminals	292
Drivers	~12,000
Tractors	~8,100
Trailers	~26,000

[1] Financial metrics are for XPO's North American LTL segment; data for terminals, drivers, tractors and trailers as of March 31, 2022
[2] Adjusted operating ratio excludes gains on sales of real estate
Refer to the "Non-GAAP Financial Measures" section on page 2 and Supplemental Materials for related information

LEADING POSITIONING ENHANCED BY XPO-SPECIFIC COMPETITIVE ADVANTAGES

- High ROIC from capital allocated to grow network, expand fleet and talent base, and enhance technology
- Favorable North American industry dynamics: firm pricing environment; strong end-market demand; top 10 carriers have 76% market share
- More levered to industrial sector than other LTL carriers; sets up a large opportunity to capitalize for years to come
- Differentiated by proprietary technology, in-house trailer manufacturing, national driver training network and other company-specific advantages
- Ability to drive hundreds of basis points of additional adjusted operating ratio improvement over time
- Many longstanding customer relationships among ~25,000 accounts served
- Second-best industry adjusted operating ratio in 2021[2]

11 Investor Presentation May 2022

XPO Logistics

Investor Presentation May 2022 12 ▪ Chief diversity officer leading DE&I ▪ Steering committees for diversity and inclusion and sustainability ▪ Executive compensation tied to ESG targets ▪ Core DE&I objectives relate to recruitment and retention ▪ Working to significantly increase the diversity of talent in the pipeline by collaborating with historically Black colleges and universities (HBCUs) and others ▪ Promoting women and minority employees to middle and senior management roles ▪ Communicating culture of belonging to an expanded range of underrepresented groups, replicating success with hiring LGBTQ+ community members and military veterans ▪ Post-spin-off, each standalone company will have the benefit of a robust environmental, social and governance framework from day one of the separation Recent climate actions: piloted all-electric trucks, deployed cleaner fuels, tested duo-trailers for fuel efficiency and provided brokerage carriers with resources to help them in the adoption of sustainable technologies Strong ESG culture ESG SCORECARD CATEGORIES Workforce and Talent Information Security Employee and Community Safety Environmental and Sustainability Diversity, Equity and Inclusion Governance

Key financial results and guidance

Investor Presentation May 2022 Investor Presentation May 2022 14 First quarter 2022 results ▪ Revenue of $3.47 billion is the highest of any quarter in the company’s history ▪ Double-digit revenue growth in both North American LTL and North American Transportation, with 14% organic revenue growth companywide ▪ $625 million operating income is a first quarter record ▪ $321 million adjusted EBITDA is a first quarter record o Company’s eighth straight quarterly beat on adjusted EBITDA ▪ $1.25 adjusted diluted EPS is a first quarter record, up YoY by 58% REVENUE $3.47 billion NET INCOME1 $489 million OPERATING INCOME $625 million DILUTED EPS2 $4.23 CASH FLOW FROM OPERATING ACTIVITIES3 $200 million ADJUSTED NET INCOME1 $145 million ADJUSTED DILUTED EPS2 $1.25 ADJUSTED EBITDA $321 million FREE CASH FLOW $66 million 1 From continuing operations attributable to common shareholders 2 Diluted earnings from continuing operations per share 3 Net cash provided by operating activities from continuing operations Refer to the “Non-GAAP Financial Measures” section on page 2 and Supplemental Materials for related information

Investor Presentation May 2022 Investor Presentation May 2022 15 Updates full-year guidance on stronger outlook After adjusting for the sale of the intermodal operation, XPO raised its 2022 target for adjusted EBITDA, and updated the underlying metrics, to reflect its higher expectations for 2022 financial performance: ▪ Adjusted EBITDA of $1.35 billion to $1.39 billion, including second quarter adjusted EBITDA of $360 million to $370 million1 o North American LTL expected to generate at least $1 billion of full year adjusted EBITDA ▪ YoY improvement of more than 100 basis points in North American LTL adjusted operating ratio2 ▪ Depreciation and amortization of approximately $385 million, excluding amortization of acquisition-related intangible assets ▪ Interest expense of $150 million to $160 million ▪ Effective tax rate of 24% to 25% ▪ Adjusted diluted EPS of $5.20 to $5.60, excluding amortization of acquisition-related intangible assets, and assuming 117 million diluted shares outstanding at year-end 2022 With respect to 2022 cash flows: ▪ Gross capital expenditures of $500 million to $550 million ▪ Net capital expenditures of $425 million to $475 million ▪ Free cash flow of $400 million to $450 million, excluding all transaction-related impacts Full year 2022 guidance reflects YoY increases of 11% in adjusted EBITDA and 26% in adjusted diluted EPS at the mid-point of each range 1 For full year 2022, assumes gains from real estate sales of approximately $50 million dollars, compared with $62 million in 2021; first quarter 2022 had no gain from real estate sales, compared with $17 million in 2021; the company currently plans to execute real estate sales in the second half of 2022 2 Adjusted operating ratio excludes gains on sales of real estate Refer to the “Non-GAAP Financial Measures” section on page 2 Note: 2022 guidance excludes impacts associated with the planned spin- off of the brokered transportation platform or the sale or listing of the European business

Investor Presentation May 2022 16 ▪ Continued to execute deleveraging plan ▪ Reduced net leverage to 2.0x, down from 2.7x at year-end 2021 o On March 24, 2022, sold North American intermodal operation for cash proceeds of ~$710 million ▪ On April 9, 2022, redeemed $630 million of $1.15 billion in aggregate principal amount of outstanding 6.250% Senior Notes due 2025 ▪ Strong growth in adjusted EBITDA and robust free cash flow conversion supported deleveraging Sale of intermodal operation and debt paydown have accelerated XPO’s deleveraging toward its target net leverage ratio of 1.0x – 2.0x Balance sheet and liquidity as of March 31, 20221 NET DEBT2 $2.6 billion NET LEVERAGE3 2.0x TOTAL LIQUIDITY4 $2.0 billion 1 Excludes logistics segment, which was spun off on August 2, 2021 2 Calculated as total debt of $3.56 billion less $1.0 billion of cash and cash equivalents 3 Calculated as net debt of $2.56 billion divided by adjusted EBITDA of $1.28 billion for the trailing 12 months ended March 31, 2022 4 Includes approximately $1.0 billion of available borrowing capacity and $1.0 billion of cash and cash equivalents Refer to the “Non-GAAP Financial Measures” section on page 2 and Supplemental Materials for related information

Investor Presentation May 2022 Investor Presentation May 2022 17 Full year 2021 results ▪ Full year results exclude the logistics segment, which was spun off on August 2, 2021 ▪ Revenue of $12.806 billion is a full-year company record o North American Less-Than- Truckload segment increased revenue to $4.12 billion, compared with $3.54 billion for 2020 o Brokerage and Other Services segment increased revenue to $8.91 billion, compared with $6.80 billion for 2020 ▪ Operating income was $616 million, compared with $228 million for 2020 ▪ Adjusted EBITDA of $1.239 billion exceeded full year guidance range 1 Net income from continuing operations attributable to common shareholders 2 Diluted earnings from continuing operations per share 3 Net cash provided by operating activities from continuing operations Refer to the “Non-GAAP Financial Measures” section on page 2 and Supplemental Materials for related information REVENUE $12.806 billion NET INCOME1 $323 million OPERATING INCOME $616 million DILUTED EPS2 $2.82 CASH FLOW FROM OPERATING ACTIVITIES3 $656 million ADJUSTED NET INCOME1 $491 million ADJUSTED DILUTED EPS2 $4.30 ADJUSTED EBITDA $1.239 billion FREE CASH FLOW $475 million

Less-than-truckload (LTL)

XPO is one of the largest providers of LTL transportation in North America

LTL is the transportation of a quantity of freight that is larger than a parcel but too small to require an entire truck, often shipped on pallets; freight for different customers is consolidated in the same trailer

XPO'S REVENUE AND MARGIN GROWTH LEVERS IN LTL

- Significant competitive advantages in the US as one of the few national LTL networks, with numerous longstanding customer relationships among ~25,000 accounts served
- Favorable industry dynamics, including a firm pricing environment and strong demand from e-commerce growth
- More levered to the industrial sector than other LTL carriers, which will change from a negative to a positive when supply chain disruptions resolve and manufacturing scales up
- Large opportunity to enhance profitability through numerous XPO-specific initiatives, many independent of the macro, including:
    - Optimization of linehaul, dock and pickup-and-delivery operations through applications of XPO's proprietary LTL technology for routing, load-building and labor productivity; and advanced pricing algorithms
    - Expansion of network capacity and in-house trailer manufacturing
    - Targeted sales pipeline management
- ~12,000 professional truck drivers, with many sourced through the company's driver training schools; XPO's LTL truck drivers are particularly valued by customers for their professionalism and customer service skills
- High ROIC from capital allocated to grow network density, expand fleet and talent base, and enhance technology

19 Investor Presentation May 2022

XPOLogistics

Investor Presentation May 2022 20 Expect to generate at least $1 billion of LTL adjusted EBITDA in 2022 North American LTL business profile 1 Third-party research, North America 2 As of March 31, 2022 3 Excluding gains from sales of real estate Refer to the “Non-GAAP Financial Measures” section on page 2 and Supplemental Materials for related information Industry size1 ~$51 billion XPO’s industry share ~8% Largest customer as % of 2021 revenue 2% 2021 freight delivered ~18 billion lbs. Terminals2 292 Employees2 ~21,000 Tractors / trailers2 ~8,100 / 26,000 KEY METRICS Revenue $1.1 billion Operating income $132 million Adjusted EBITDA $205 million Adjusted operating ratio3 85.7% FIRST QUARTER 2022 Revenue $4.1 billion Operating income $618 million Adjusted EBITDA $904 million Adjusted operating ratio3 84.3% FULL YEAR 2021

Investor Presentation May 2022 21 North American LTL pricing fundamentals benefit XPO’s long-term expansion 1 Excludes the impact of fuel surcharges XPO LTL GROSS REVENUE PER HUNDREDWEIGHT 1 In Q1 2022, grew yield ex-fuel YoY by 9%

Investor Presentation May 2022 Investor Presentation May 2022 22 910 bps improvement in LTL adjusted operating margin under XPO ownership In 2022, expect to achieve YoY improvement of more than 100 basis points in adjusted operating ratio ~7% ~16% 2015 2021 1 Excluding gains from sales of real estate Refer to the “Non-GAAP Financial Measures” section on page 2 and Supplemental Materials for related information XPO NORTH AMERICAN LTL ADJUSTED OPERATING MARGIN 1

Significant opportunity to drive further gains with XPO's proprietary technology

Launching in Q2 2022: New cost models and piece-level tracking with automated notifications

PRICING

- Data-driven pricing tools optimize LTL rates for local and regional accounts, while improving efficiency
- Elasticity tools help to determine best pricing for large, contractual customer relationships
- New pricing platform enables lead generation by mining historical pricing histories

LINEHAUL AND NETWORK

- Opportunity to optimize annual linehaul spend of ~$1.1 billion ex-fuel by enhancing network tools
- Automated load-building increases trailer utilization while improving network fluidity

PICKUP-AND-DELIVERY ROUTING

- New planning tools deployed in 2021
- Deployment of new dispatch tools initiated in Q4 2021

CUSTOMER SERVICE

- Launched new online digital dashboard with self-service tools in Q1 2022 to enhance the customer experience

23 Investor Presentation May 2022

XPOLogistics

Company-specific levers for network efficiency and growth

Launched in Q2 2022: National initiative to further improve quality of trailer loading and on-time delivery, and engaging with customers on best practices to package freight

IMPROVING NETWORK FLOW

- Network fluidity has substantially improved over last six months
- Generated significantly stronger service metrics in key areas, such as on-time transit and freight handling

DRIVING PRICING:

- Launched new pricing technology to improve pricing on contract renewals
  - In Q1 2022, YoY yield improvement on contract renewals increased to 11%
- Instituted accessorial charges for detained trailers, oversized freight and special handling
- Actions contributed to record Q1 YoY increase in yield ex-fuel of 9%

EXPANDING DRIVER BASE:

- Targeting ~1,800 graduates from XPO truck driver training schools in 2022
- Target is twice the ~900 graduates in 2021

Continued on next page

24 Investor Presentation May 2022

XPO Logistics

Company-specific levers for network efficiency and growth, continued

INCREASING TRAILER PRODUCTION:

- Added second production line at Searcy, Arkansas trailer manufacturing facility
- Produced a record number of trailers in Q1, running at double the 2021 run rate

EXPANDING NETWORK FOOTPRINT:

- The company's goal is to add 900 net new doors to its North American LTL network from October 2021 to YE 2023, increasing door count by ~6%
- Added 345 net new doors through May 2022, with five terminals opened:
  - Chicago Heights, Illinois
  - Sheboygan, Wisconsin
  - Texarkana, Arkansas
  - San Bernardino, California
  - Atlanta, Georgia
- Opened new fleet maintenance shops in Ohio, Florida, New York and Nevada

25 Investor Presentation May 2022

XPOLogistics

Truck brokerage

XPO is the fourth largest truck broker in North America

Truck brokerage is an asset-light business that facilitates the movement of full truckloads of freight, typically from a single shipper; a broker purchases truck capacity from independent carriers

XPO'S REVENUE AND MARGIN GROWTH LEVERS IN TRUCK BROKERAGE

- Best-in-class truck brokerage, with massive capacity of ~88,000 independent carriers in North America and access to more than 1.5 million trucks
- Flexible, asset-light model with high ROIC, designed to grow profits in any cycle
- Highly experienced leadership team has worked together for many years, bringing agility and expertise to the business
- First-mover technology advantage with investments in automation starting in 2011, ahead of the industry curve
- Proprietary XPO Connect® digital brokerage platform with soaring adoption rates and proven ability to drive margin growth by managing more volume at less cost
- Blue-chip customer base across diverse verticals

27 Investor Presentation May 2022

XPOLogistics

North American truck brokerage business profile

Six consecutive quarters of YoY load growth of more than 20% through first quarter 2022

KEY METRICS

Industry size, North America[1]	$88 billion
XPO's industry share	~3%
Average tenure of XPO's top 10 customers	~15 years
Total addressable for-hire truckload opportunity, North America	~$400 billion[1]

[1] Third-party research; North American truck brokerage industry size reflects brokered component of $400 billion total addressable for-hire truckload opportunity

[2] Margin is calculated as revenue less cost of transportation and services (exclusive of depreciation and amortization)

Note: Truck brokerage is the largest component of the company's North American brokered transportation platform planned for spin-off

Refer to the "Non-GAAP Financial Measures" section on page 2 and reconciliation in Supplemental Materials for related information

FIRST QUARTER 2022

Revenue	$824 million
Margin[2]	$134 million

FULL YEAR 2021

Revenue	$2.7 billion
Margin[2]	$427 million

28 Investor Presentation May 2022

XPO Logistics

Investor Presentation May 2022 Source: Third-party research 29 Brokers have been steadily capturing truckload share for decades BROKER PENETRATION OF NORTH AMERICAN TRUCKLOAD INDUSTRY Outsourced freight transportation is shifting from asset-based trucking companies to brokers, as shippers seek reliable access to capacity and real-time pricing 7% 7% 8% 9% 10% 10% 10% 11% 12% 12% 13% 13% 13% 14% 14% 15% 16% 18% 20% 20% 21% 22% 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021

Investor Presentation May 2022 $42 billion $88 billion 2013 2021 $397 million $2.749 billion 2013 2021 30 XPO is growing North American truck brokerage at 3x the industry rate 1 Third-party research: North American truck brokerage industry size; reflects brokered component of ~$400 billion total addressable truckload opportunity US BROKERAGE INDUSTRY GROWTH FROM 2013 TO 2021 1 XPO BROKERAGE REVENUE GROWTH FROM 2013 TO 2021 Expect to generate double-digit truck brokerage volume growth in 2022 and going forward

Investor Presentation May 2022 Investor Presentation May 2022 31 Fastest-growing digital brokerage platform in the industry ▪ In Q1 2022, 74% of XPO’s brokerage orders in North America were created or covered digitally ▪ Grows loads faster than headcount by enhancing productivity through automation ▪ Improves transportation procurement by providing deep visibility into available capacity and market conditions ▪ Proprietary pricing engine provides customers with dynamic analysis of carrier bids ▪ Optimizes shipper services by sourcing the best carrier for each load profile and providing shipment tracking in real time ▪ Integrates with customer TMS systems and provides real-time pricing backed by service quality and capacity ▪ Equips truck drivers to locate, win and book loads, negotiate rates and locate backhauls to reduce empty miles using the platform’s mobile app ▪ Gives shippers and carriers the ability to interact directly when tendering loads for maximum efficiency XPO Connect® is a breakthrough technology that helps shippers and carriers make informed decisions by providing real-time information about supply and demand for truckload capacity DEMAND FOR XPO CONNECT ® IS OUTPACING THE INDUSTRY’S SECULAR SHIFT TO DIGITAL BROKERAGE, DRIVING XPO SHARE GAINS

Investor Presentation May 2022 FREIGHT MANAGEMENT CARRIER SCORE AND REWARDSCAPACITYPOSTING LOAD BOOKING In Q1 2022, weekly average carrier users on the platform increased YoY by 59% 32 Drivers have downloaded the Drive XPO® mobile app over 700,000 times ▪ Proprietary app connects truck drivers to XPO Connect® from the road, giving them access to thousands of loads daily and reducing empty miles ▪ Enhances access to capacity for XPO customers regardless of market conditions ▪ Fully automated transactional capabilities

Investor Presentation May 2022 - 2,000 4,000 6,000 8,000 10,000 12,000 Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q4 2020 Q1 2021 Q2 2021 Q3 2021 Q4 2021 Q1 2022 Total registered customer users 0 100,000 200,000 300,000 400,000 500,000 600,000 700,000 Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q4 2020 Q1 2021 Q2 2021 Q3 2021 Q4 2021 Q1 2022 Total Drive XPO app downloads - 500,000 1,000,000 1,500,000 2,000,000 2,500,000 Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q4 2020 Q1 2021 Q2 2021 Q3 2021 Q4 2021 Q1 2022 Total digital brokerage orders Note: All data cumulative as of March 31, 2022 33 XPO’s digital brokerage platform is widely adopted and growing hyper-fast CUSTOMERS WANT DIGITAL ACCESS TO XPO’S DEEP POOL OF TRUCKS AND DRIVERS CARRIERS WANT THE INCOME OPPORTUNITIES THAT XPO CONNECT ® PROVIDES 0 20,000 40,000 60,000 80,000 100,000 120,000 Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q4 2020 Q1 2021 Q2 2021 Q3 2021 Q4 2021 Q1 2022 Total registered carrier users

Supplemental materials

Investor Presentation May 2022 Brad Jacobs Chief Executive Officer United Rentals, United Waste Lou Amo President, Truck Brokerage – North America Electrolux, Union Pacific Josephine Berisha Chief Human Resources Officer Morgan Stanley Matthew Fassler Chief Strategy Officer Goldman Sachs Luis-Angel Gómez Izaguirre Managing Director, Transport – Europe Norbert Dentressangle Mario Harik Chief Information Officer; Acting President, LTL – North America Oakleaf Waste Management Tavio Headley Chief Investor Relations Officer Jefferies, American Trucking Associations LaQuenta Jacobs Chief Diversity Officer Delta Air Lines, Home Depot Heidi Ratti Senior Vice President, Human Resources, LTL – North America Pacer Lorraine Sperling Treasurer Goldman Sachs, Carnival Ravi Tulsyan Chief Financial Officer ADT, Tyco, PepsiCo Drew Wilkerson President, Transportation – North America C.H. Robinson LEADERSHIP Note: Partial list PRIOR EXPERIENCE 35 Highly skilled management team

Investor Presentation May 2022 Investor Presentation May 2022 XPO 2021 REVENUE DIVERSIFICATION BY VERTICALS Industrial and Manufacturing 37% Retail and E-commerce 23% Consumer Goods 7% Food and Beverage 8% Logistics and Transportation 8% Other 17% 36 Highly diversified revenue across attractive verticals

Investor Presentation May 2022 37 In 2021, over 80% of the operating income generated by the planned spin-off services was generated by truck brokerage. The balance of the spin-off platform is comprised of three additional brokered transportation services. Complementary brokered spin-off services Provides asset-light solutions for shippers who outsource their freight transportation to gain reliability, visibility and cost savings. XPO’s managed transportation service uses proprietary technology and is integrated with its truck brokerage business to enhance revenue synergy, with cross-selling to last mile and global forwarding. MANAGED TRANSPORTATION An asset-light service that facilitates deliveries to consumers performed by third-party contractors. XPO is the largest last mile logistics provider for heavy goods in North America, positioned within 125 miles of the vast majority of the US population, and serving a base of omnichannel and e-commerce retailers and direct-to-consumer manufacturers. LAST MILE LOGISTICS A scalable, asset-light service managed with advanced technology that facilitates ocean, road and air transportation and assists shippers with customs brokerage processes. XPO is a global freight forwarder with a network of company-owned and partner-owned locations and coverage of key trade lanes that reach 190 countries. GLOBAL FORWARDING

Investor Presentation May 2022 38 XPO holds leading transportation positions in key European geographies TRUCK BROKERAGE #1 LTL provider in France and Iberia #1 single-owner LTL network in the UK ▪ LTL network of ~130 locations serving countries across Europe ▪ Optimal LTL operating model utilized for each coverage area: contracted capacity, owned capacity or blended capacity LESS-THAN-TRUCKLOAD #1 broker in France and Iberia (Spain / Portugal) #3 broker in the UK

Investor Presentation May 2022 39 XPO is widely recognized for performance and culture ▪ Recognized as one of America’s Best Large Employers by Forbes, 2022 ▪ Named one of the World’s Most Admired Companies by Fortune, 2018, 2019, 2020, 2021 ▪ Ranked #1 in the Fortune 500 category of Transportation and Logistics, 2017, 2018, 2019, 2020, 2021 ▪ Named a Top Company for Women to Work for in Transportation by Women in Trucking Association, 2021 ▪ Named one of America's Most Responsible Companies by Newsweek, 2020, 2022 ▪ Named one of Spain’s Best Companies to Work For by Forbes, 2019, 2020, 2021 ▪ Named a Leader in the Magic Quadrant for 3PL Providers by Gartner, 2017, 2018, 2019, 2020, 2021 ▪ Received first-place ranking in all categories of 2022 Institutional Investor All-America Executive Team; voted Brad Jacobs best CEO in transportation space ▪ Received Intel’s Supplier Achievement Award for COVID response, 2021 ▪ Recognized by General Motors with Supplier of the YearAward for aftermarket distribution 2019, managed transportation 2020, 2021 ▪ Received Ulta Beauty’s “Improve Always” Award, 2021 ▪ Named a Top 100 3PL by Inbound Logistics, 2014, 2015, 2016, 2017, 2018, 2019, 2020, 2021 ▪ Named one of Best Leadership Teams and Best CEOs for Diversity by Comparably, 2021 ▪ Winner of Dow Chemical’s Sustainability Award for road transportation, 2021 ▪ Named LTL Collaborator of the Year by GlobalTranz, 2020, 2021 ▪ Named a Top 100 Trucker by Inbound Logistics, 2016, 2017, 2018, 2019, 2020, 2021 ▪ Named a Freight.Tech Disruptive Technology Leader by FreightWaves, 2018, 2019, 2020, 2021, 2022 ▪ Recognized by Ford Motor Company with World Excellence Awards, 2019, 2020, 2021 ▪ Awarded BRC certification for food safety in transport operations for Arla Foods distribution, 2021 ▪ Honored with Whirlpool Corporation Intermodal Carrier of the YearAward and Maytag Dependability Award, 2020 ▪ Ranked #7 of the Top 20 UK Companies for Quality of Workplace Culture by the Chartered Management Institute, 2020 ▪ Recognized by Owens Corning as Supplier of the YearAward, 2020 ▪ Recognized by Raytheon Company with EPIC Supplier Excellence Award for on-time delivery, 2019 ▪ Named a European Diversity Leader by the Financial Times, 2019 ▪ Named a Winning “W” Company by 2020 Women on Boards for gender diversity of the board of directors, 2019 ▪ Recognized by Nissan Manufacturing UK for excellence at Operational Logistics Awards, 2014, 2015, 2016, 2017, 2018, 2019 ▪ CEO Jacobs ranked #10 on Barron's readers list of World's Best CEOs, 2018 ▪ Named to Fortune Future 50 list of US companies best positioned for breakout growth, 2018

Investor Presentation May 2022 40 Selected highlights of XPO’s people-first culture ▪ Appointed a Chief Diversity Officer and launched a Diversity and Inclusion Council, 2020 ▪ Launched a global Diversity and Inclusion Steering Committee, 2021, and a global Sustainability Steering Committee, 2022 ▪ Named transportation partner of 3-Day Walks® for Susan G. Komen Foundation in fight against breast cancer through 2022 ▪ Partnered with Hispanic Association of Colleges and Universities to provide financial support for HACU’s objectives ▪ Partnered with Truckers Against Trafficking to help combat human trafficking ▪ Recognized by Human Rights Campaign on the Corporate Equality Index (CEI) for LGBTQ+ inclusion, 2020, 2021, 2022 ▪ Recognized by Disability:IN and the American Association of People with Disabilities on the Disability Equality Index, 2021 ▪ Donated services and shoe collections to Soles4Souls, a non-profit committed to disrupting the cycle of poverty ▪ Provides employees with tuition reimbursement of up to $5,250 annually for pursuing continuing education ▪ Robust recruitment initiatives emphasize diversity hiring; awarded Viqtory’s bronze-level Military-Friendly Employer® ▪ Awarded VETS Indexes Recognized Employer status, 2022 ▪ Company celebrates Black History, Women’s History, Hispanic Heritage, Asian American and Pacific Islander Heritage, LGBTQ+ Pride and Military Appreciation months ▪ Honored by Women’s Forum of New York for having 35% or more female representation on the XPO board of directors, 2021 ▪ Signed national Diversity Charters in Spain and France, committing to diversity and inclusion in the workplace Progressive Pregnancy Care and Family Bonding benefits ▪ Any XPO employee, male or female, receives up to six weeks of 100% paid postnatal leave as primary caregiver, or up to two paid weeks as a secondary caregiver ▪ Women receive up to 20 days or 160 hours of 100% paid prenatal leave for health and wellness ▪ “Automatic yes" pregnancy accommodations granted on request; more extensive accommodations easily arranged ▪ XPO guarantees that a woman will continue to be paid her regular base wage rate, and remain eligible for wage increases, while her pregnancy accommodations are in effect

Investor Presentation May 2022 41 Strongly committed to sustainability ▪ CarbonNET, XPO’s proprietary, cloud-based calculator, helps document emission sources, activity data and CO2 calculations ▪ Awarded Silver Status for ESG Performance by EcoVadis in Europe, 2022 ▪ Named a Top 75 Green Supply Chain Partner by Inbound Logistics for 2016, 2017, 2018, 2019, 2020, 2021 ▪ Joined Lean & Green National Project in Spain as part of pan-European initiative to cut greenhouse gas emissions in supply chains ▪ Awarded Trophées EVE 2020 for implementing an “urban river” solution to reduce CO2 emissions during inner-city deliveries in Paris, in cooperation with the Ports of Paris, City of Paris, Île-de-France region and Voies Navigables de France ▪ Renewed three-year commitment to the CO2 Charter in France, extending 10-year commitment to sustainability ▪ Expanded fleet with 80 liquified natural gas (LNG) trucks in Europe in 2020; now over 250 natural gas trucks in Europe ▪ In partnership with Irish Rail, created a multimodal solution that can significantly decrease road congestion and emissions per freight unit ▪ Piloted the first fully electric trucks in XPO fleets in Spain and France ▪ Partnered with Daimler Trucks North America to conduct a nine-month pilot of Daimler’s battery-electric commercial trucks ▪ Invested in fuel-efficient Freightliner Cascadia tractors in North America (EPA-compliant and GHG14-compliant technology), and Stralis Natural Power Euro VI tractors in Europe ▪ European fleet has reduced fuel consumption by 10% since 2015 ▪ Official transport partner of Tour de France for 41 years; tested biofuel Oleo100 in Euro 6 diesel truck at the 2021 Tour and reduced CO2 emissions by 60% ▪ Partnered with ENGIE Solutions, a leading provider of sustainable mobility, to transport natural gas in cryogenic tanks capable of maintaining extremely low temperatures ▪ XPO mega-trucks in Spain can reduce CO2 emissions by up to 20% by transporting more freight per trip ▪ XPO drivers train in responsible eco-driving and fuel usage reduction techniques ▪ North American LTL locations implementing phased upgrades to LED lighting ▪ Experimenting in Europe with diesel-electric hybrids and zero-emission electric vans for last mile service ▪ Utilizing electronic waybills and documentation in global operations to reduce paper and other waste XPO’s Sustainability Report is available online at sustainability.xpo.com

Investor Presentation May 2022 42 Business glossary XPO SERVICES ▪ Less-than-truckload (LTL): LTL is the transportation of a quantity of freight that is larger than a parcel but doesn’t require an entire truck, and is often shipped on a pallet. LTL shipments are priced according to the weight of the freight, its commodity class (generally determined by cube/weight ratio and type of product), and mileage within designated lanes. An LTL carrier typically operates a hub-and- spoke network that allows for the consolidation of multiple shipments for different customers in single trucks. XPO is the fourth largest LTL provider in North America, with a national network that provides customers with geographic density and day-definite regional, inter- regional and transcontinental LTL freight services, including cross-border US service to and from Mexico and Canada, and intra-Canada service. The company also has one of the largest LTL networks in Western Europe. ▪ Truck brokerage: Truck brokerage is a variable-cost business that facilitates the trucking of freight by procuring carriers through the use of technology, typically referred to as a transportation management system (TMS). Brokerage margin is the spread between the price to the shipper and the cost of purchased transportation. The vast majority of truck brokerage shipments are full truckload; cargo is provided by a single shipper in an amount that requires the full capacity of the trailer, either by dimension or weight. XPO is the fourth largest truck broker in North America. The company matches shippers’ loads with third-party independent contractors, giving both parties the ability to interact directly on the XPO Connect® digital platform (see below). Truck brokers have steadily increased share of the for-hire trucking market throughout cycles, and shippers and carriers increasingly value automation, making digital truck brokerage one of the strongest trends in the freight transportation industry. XPO TECHNOLOGY ▪ XPO Connect®: XPO’s proprietary, fully automated, self-learning digital freight marketplace connects shippers and carriers directly, as well as through company operations. XPO Connect® gives shippers comprehensive visibility into current market conditions, including fluctuations in capacity, spot rates by geography and digital negotiating through an automated counteroffer feature. Carriers can post available truck capacity and bid on loads, and shippers can tender loads and track their freight in real time. Drivers use the Drive XPO® app for mobile access to XPO Connect® from the road. The app also serves as a geo-locator and supports voice-to-text communications. Approximately 74% of XPO’s truck brokerage loads are created or covered digitally, and the company expects that number to climb to 95% or more through ongoing industry adoption of XPO Connect®. ▪ XPO Smart™: XPO’s proprietary labor optimization tools use machine learning to improve productivity in dock operations at the company’s LTL network terminals.

Investor Presentation May 2022 43 The following table reconciles XPO’s income from continuing operations for the periods ended March 31, 2022 and 2021, to adjusted EBITDA for the same periods. Financial reconciliations RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA 1 Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenue Refer to the “Non-GAAP Financial Measures” section on page 2 of this document $ in millions (unaudited) Change % Income from continuing operations $ 489 $ 63 676.2% Debt extinguishment loss - 8 Interest expense 37 65 Income tax provision 113 19 Depreciation and amortization expense 116 119 Unrealized (gain) loss on foreign currency option and forward contracts - (1) Gain on sale of business (450) - Transaction and integration costs 10 5 Restructuring costs 6 1 Adjusted EBITDA $ 321 $ 279 15.1% Revenue $ 3,473 $ 2,989 16.2% Adjusted EBITDA margin (1) 9.2% 9.3% Three Months Ended March 31, 2022 2021

Investor Presentation May 2022 44 The following table reconciles XPO’s net income from continuing operations attributable to common shareholders for the quarters ended March 31, 2022 and 2021, and the year ended December 31, 2021, to adjusted net income from continuing operations attributable to common shareholders for the same periods. Financial reconciliations (cont.) 1 The income tax rate applied to reconciling items excluding the gain on sale of business is based on the GAAP annual effective tax rate, excluding discrete items and contribution- and margin-based taxes; the income tax rate applied to the gain on the sale of business represents the actual tax expense impact which is considered a discrete item 2 Discrete tax items reflect a tax benefit related to a tax planning initiative that resulted in the recognition of a long-term capital loss, offset by tax expense due to valuation allowances that were recognized as a result of the spin-off of the company's logistics business Refer to the “Non-GAAP Financial Measures” section on page 2 of this document RECONCILIATIONS OF ADJUSTED NET INCOME AND ADJUSTEDDILUTEDEARNINGS PER SHARE $ in millions, except per-share data (unaudited) Net income from continuing operations attributable to common shareholders $ 489 $ 63 $ 323 Debt extinguishment loss - 8 54 Unrealized (gain) loss on foreign currency option and forward contracts - (1) 1 Amortization of acquisition-related intangible assets 20 22 86 ABL amendment cost - - 1 Gain on sale of business (450) - - Litigation settlements - - 31 Transaction and integration costs 10 5 37 Restructuring costs 6 1 19 Income tax associated with the adjustments above (1) 70 (9) (56) Discrete and other tax-related adjustments (2) - - (5) Adjusted net income from continuing operations attributable to common shareholders $ 145 $ 89 $ 491 Adjusted diluted earnings from continuing operations per share $ 1.25 $ 0.79 $ 4.30 Weighted-average common shares outstanding Diluted weighted-average common shares outstanding 116 112 114 March 31, Year Ended December 31, Three Months Ended 2022 2021 2021

Investor Presentation May 2022 45 The following table reconciles XPO’s net cash provided by operating activities from continuing operations for the quarters ended March 31, 2022 and 2021, and the years ended December 31, 2021, 2020 and 2019, to free cash flow for the same periods. Financial reconciliations (cont.) $ in millions (unaudited) Net cash provided by operating activities from continuing operations $ 200 $ 77 $ 656 $ 388 $ 629 Cash collected on deferred purchase price receivable - - - - 75 Adjusted net cash provided by operating activities from continuing operations 200 77 656 388 704 Payment for purchases of property and equipment (137) (74) (313) (303) (379) Proceeds from sales of property and equipment 3 36 132 183 237 Free cash flow $ 66 $ 39 $ 475 $ 268 $ 562 Years Ended December 31, 2021 2020 March 31, 2021 2022 2019 Three Months Ended RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS TO FREE CASH FLOW Refer to the “Non-GAAP Financial Measures” section on page 2 of this document

Financial reconciliations (cont.)

The following table reconciles XPO's operating income attributable to its North American less-than-truckload business for the quarters ended March 31, 2022 and 2021, and the years ended December 31, 2021, 2020, 2019, 2018, 2017, 2016 and 2015, to adjusted operating income, adjusted operating ratio, adjusted EBITDA and net cash for the same periods.

RECONCILIATIONS OF NORTH AMERICAN LESS-THAN-TRUCKLOAD ADJUSTED OPERATING RATIO, ADJUSTED EBITDA AND NET CASH

$ in millions (unaudited)	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021	Years Ended December 31, 2021	2020	2019	2018	2017	2016	2015 [9]
Revenue (excluding fuel surcharge revenue)	$ 898	$ 827	$ 3,486	$ 3,106	$ 3,259	$ 3,230	$ 3,140	$ 3,035	$ 3,081
Fuel surcharge revenue	207	135	632	433	532	552	455	370	448
Revenue	1,105	962	4,118	3,539	3,791	3,782	3,595	3,405	3,529
Salaries, wages and employee benefits	495	453	1,907	1,740	1,783	1,751	1,697	1,676	1,726
Purchased transportation	136	94	452	334	397	400	438	438	508
Fuel and fuel-related taxes	94	63	282	186	264	293	234	191	230
Other operating expenses	168	134	553	494	471	590	555	514	629
Depreciation and amortization	55	55	226	224	227	243	233	203	164
Rents and leases	22	18	79	65	49	44	42	41	49
Transaction, integration and rebranding costs	-	-	1	5	-	-	19	24	21
Restructuring costs	3	-	-	4	3	3	-	-	
Operating income [1]	132	145	618	487	597	458	377	318	202
Operating ratio [2]	88.1%	84.9%	85.0%	86.2%	84.3%	87.9%	89.5%	90.7%	94.3%
Other income [3]	15	14	58	43	22	29	12	-	-
Amortization expense	8	8	33	34	34	33	34	34	10
Transaction, integration and rebranding costs	-	-	1	5	-	-	19	24	21
Restructuring costs	3	-	-	4	3	3	-	-	-
Depreciation adjustment from updated purchase price allocation of acquired assets	-	-	-	-	-	-	-	(2)	-
Adjusted operating income [1]	$ 158	$ 167	$ 710	$ 573	$ 656	$ 523	$ 442	$ 374	$ 233
Adjusted operating ratio [4]	85.7%	82.6%	82.7%	83.8%	82.7%	86.2%	87.7%	89.0%	93.4%
Depreciation expense	47	47	193	190	193	210	199	169	154
Other	-	-	1	1	2	-	6	4	(6)
Adjusted EBITDA [1] [5]	$ 205	$ 214	$ 904	$ 764	$ 851	$ 733	$ 647	$ 547	$ 381
Adjusted EBITDA Margin [6]	18.5%	22.2%	21.9%	21.6%					
Gains on real estate transactions	-	(17)	(62)	(77)	(88)	(2)	(5)	-	-
Adjusted EBITDA, excluding gains on real estate transactions	$ 205	$ 197	$ 842	$ 687	$ 763	$ 731	$ 642	$ 547	$ 381
Adjusted operating income, excluding gains on real estate transactions	$ 158	$ 150	$ 648	$ 496					$ 233
Adjusted operating ratio, excluding gains on real estate transactions [4]	85.7%	84.3%	84.3%	86.0%					93.4%
Payment for purchases of property and equipment			$ (155)	$ (102)	$ (153)	$ (112)	$ (88)	$ (130)	
Net cash generated from operating income [7]			463	385	444	346	289	188	
Net cash generated from adjusted EBITDA [8]			687	585	610	619	554	417	

[1] Operating income, adjusted operating income and adjusted EBITDA include real estate gains of $- million and $17 million for the three months ended March 31, 2022 and 2021, respectively, and $62 million and $77 million for the years ended December 31, 2021 and 2020, respectively
[2] Operating ratio is calculated as (1 – (operating income divided by revenue))
[3] Other income primarily consists of pension income
[4] Adjusted operating ratio is calculated as (1 – (adjusted operating income divided by revenue)); adjusted operating margin is the inverse of adjusted operating ratio
[5] Adjusted EBITDA is used by our chief operating decision maker to evaluate segment profit (loss) in accordance with ASC 280
[6] Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenue
[7] Net cash generated from operating income is calculated as operating income less payments for purchases of property and equipment
[8] Net cash generated from adjusted EBITDA is calculated as adjusted EBITDA, excluding gains on real estate transactions, less payments for purchases of property and equipment; we also refer to this measure as net cash from LTL
[9] 2015 represents full year results; the company acquired North American LTL in Q4 2015
Note: Refer to the "Non-GAAP Financial Measures" section on page 2 of this document

46 Investor Presentation May 2022

XPO Logistics

Investor Presentation May 2022 47 The following table reconciles XPO’s revenue attributable to its North American Truck Brokerage business for the quarters ended March 31, 2022 and 2021, and the years ended December 31, 2021 and 2020, to margin for the same periods. Financial reconciliations (cont.) 1 Margin is calculated as revenue less cost of transportation and services (exclusive of depreciation and amortization) Refer to the “Non-GAAP Financial Measures” section on page 2 of this document $ in millions (unaudited) Change % Change % Revenue $ 824 $ 596 38.3% $ 2,749 $ 1,684 63.2% Cost of transportation and services (exclusive of depreciation and amortization) 690 485 2,322 1,398 Margin (1) $ 134 $ 111 20.7% $ 427 $ 286 49.3% Years Ended December 31, 2021 2020 Three Months Ended March 31, 2022 2021 RECONCILIATION OF NORTH AMERICAN TRUCK BROKERAGE MARGIN

Investor Presentation May 2022 48 The following table reconciles XPO’s income from continuing operations for the trailing twelve months ended March 31, 2022, the three-month periods ended March 31, 2022 and 2021, and twelve months ended December 31, 2021, to adjusted EBITDA for the same periods. Financial reconciliations (cont.) RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA $ in millions (unaudited) Income from continuing operations $ 749 $ 489 $ 323 $ 63 Debt extinguishment loss 46 - 54 8 Interest expense 183 37 211 65 Income tax provision 181 113 87 19 Depreciation and amortization expense 473 116 476 119 Unrealized (gain) loss on foreign currency option and forward contracts 2 - 1 (1) Gain on sale of business (450) (450) - - Litigation settlements 31 - 31 - Transaction and integration costs 42 10 37 5 Restructuring costs 24 6 19 1 Adjusted EBITDA $ 1,281 $ 321 $ 1,239 $ 279 2022 2022 2021 2021 March 31, March 31, December 31, March 31, Twelve Months Ended Three Months Ended Twelve Months Ended Three Months Ended Trailing Refer to the “Non-GAAP Financial Measures” section on page 2 of this document

Investor Presentation May 2022 49 We believe that return on invested capital (ROIC) is an important metric, as it measures how effectively we deploy our capital base. ROIC is calculated as net operating profit after tax (NOPAT) for the trailing twelve months ended March 31, 2022, divided by invested capital as of March 31, 2022. NOPAT is calculated as adjusted EBITDA less depreciation expense, real estate gains and cash taxes plus operating lease interest. Invested capital is calculated as equity plus debt and operating lease liabilities less cash and goodwill and intangibles. Financial reconciliations (cont.) 1 Excluding the NOPAT related to our divested intermodal operation, our return on invested capital would have decreased by four percentage points Refer to the “Non-GAAP Financial Measures” section on page 2 of this document RETURN ON INVESTED CAPITAL 38% return on invested capital1 $ in millions (unaudited) Select income statement items Select balance sheet items Adjusted EBITDA $ 1,281 Equity $ 1,598 (-) Depreciation 389 (+) Debt 3,559 (-) Real estate gains 45 (+) Operating lease liabilities 816 (+) Operating lease interest 30 (-) Cash 1,004 (-) Cash taxes 87 (-) Goodwill and intangibles 2,880 Net operating profit after tax (NOPAT) (1) $ 790 Invested capital $ 2,089 Trailing Twelve Months Ended As of March 31, 2022 March 31, 2022

Investor Presentation May 2022 50 The following table reconciles XPO’s operating income attributable to the planned spin-off operations1 for the year ended December 31, 2021 to adjusted EBITDA for the same period. Financial reconciliations (cont.) 1 The planned spin-off is expected to include the company’s truck brokerage, managed transportation, last mile logistics and global forwarding operations 2 Excludes unallocated corporate costs Refer to the “Non-GAAP Financial Measures” section on page 2 of this document RECONCILIATION OF ADJUSTED EBITDA ATTRIBUTABLE TO THE PLANNED SPIN -OFF $ in millions (unaudited) Spin-off operations Operating income $ 226 Other expense (2) Depreciation and amortization 79 Transaction and integration costs 2 Adjusted EBITDA (2) $ 305 Year Ended December 31, 2021

Investor Presentation May 2022 51 The following table reconciles XPO’s revenue for the periods ended March 31, 2022 and 2021 to organic revenue for the same periods. Financial reconciliations (cont.) RECONCILIATION OF ORGANIC REVENUE $ in millions (unaudited) Revenue $ 3,473 $ 2,989 Fuel (562) (408) Foreign exchange rates 35 - Organic revenue $ 2,946 $ 2,581 Organic revenue growth (1) 14.2% Three Months Ended March 31, 2022 2021 1 Organic revenue growth is calculated as the relative change in year-over-year organic revenue, expressed as a percentage of 2021 organic revenue Refer to the “Non-GAAP Financial Measures” section on page 2 of this document